Exhibit 10.15

MICROMUSE INC.

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

(500,000 Shares)

Optionee:	Lloyd A. Carney

Grant Date:	February 9, 2004

Vesting Commencement Date:	Grant date specified immediately above.

Exercise Price:	$8.11

Number of Option Shares:	five hundred thousand (500,000) shares of common stock

Expiration Date:	February 9, 2014

Type of Option:	Non-statutory stock option

Employment Agreement:	Optionee agrees that the Option is granted subject to and in accordance with, and agrees to be bound in respect of the Option by, the terms of the Employment Agreement dated as of July 28, 2003, between him and Micromuse Inc. (the “Employment Agreement”), and the attached Stock Option Agreement, and except as otherwise provided in the foregoing agreements, the Micromuse Inc. 1997 Stock Option/Stock Issuance Plan (the “Plan”). Nothing in this Notice or the Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration.

Dates Exercisable and Vested:	Options covering 500,000 shares shall become fully exercisable and vested upon the earlier of: (A) Mr. Carney completing six (6) continuous years of full-time employment measured from the date of grant; or (B) the date on which the Company files a periodic report on Form 10-Q or Form 10-K (or any equivalent successor form) for a fiscal period ending no later than March 31, 2006, in which the Company reports total revenues from license and maintenance and services for the fiscal quarter reported (or, in the case of a Form 10-K, for the Company’s fourth fiscal quarter) that are at least two (2) times the total revenues from license and maintenance and services in the fiscal quarter ended December 31, 2003, as reported in the Company’s Form 10-Q filed with the SEC for that period. Of these 500,000 option shares, the vesting of 100,000 of such shares shall be subject to the requirement and condition that in addition to meeting the vesting requirement in the preceding sentence, the Company on at least an annual basis within 6 months after the end of each fiscal year beginning with the year ending September 30, 2004: (i) conducts a review of its Code of Business Conduct with all of the worldwide employees of the Company and its subsidiaries and (ii) provides targeted financial reporting and ethics compliance training to its finance and sales personnel and such other personnel as identified in advance of the end of each fiscal year by the Nominating and Corporate Governance Committee of the Board. The options for such latter 100,000 option shares shall lapse and terminate automatically if such review and compliance training are not completed for any reason with respect to each fiscal year ending at least six months prior to the date on which the 100,000 option shares would otherwise vest under this first sentence of this paragraph. The failure or refusal of an immaterial number of employees to complete any such review or training due to reasons beyond the Company’s control shall not be considered to violate the foregoing requirement and condition provided that reasonable steps were taken to assure attendance by all employees described above.

(I) The following revenue shall not accelerate the vesting of the foregoing option grant and shall not otherwise be measured or included for purposes of the foregoing option grant: (AA) revenue for any period ending after March 31, 2006; (BB) revenue generated by any products or services developed by corporations or other entities acquired by Micromuse after December 31, 2003; and (CC) revenue generated by products or services developed by entities other than the Company and that are re-licensed or re-sold by the Company; provided, however the revenue generated by products that fill a gap in the Company’s current line of products and that are re-licensed, sublicensed or re-sold by the Company before March 31, 2006 shall be measured and included in the calculation of revenue for determining the acceleration of the vesting of the aforementioned options covering 500,000 shares; and

(II) All press releases and Forms 8-K the Company may issue or furnish to report historical fiscal period results shall be disregarded for purposes of this option grant; and

(III) If any misconduct by Mr. Carney is a substantial factor in causing a restatement of revenue that previously triggered vesting of these options, the Company shall, as of the date of the restatement, have the right to rescind and cancel all options described herein and shares held by Mr. Carney from the exercise of such options, and also have the right to recover all proceeds in excess of the aggregate exercise price from any sales of any shares under such options that occurred on, prior to or after the date of the restatement, net of any taxes paid in connection with the exercise of such options and sale of shares obtained upon exercise, which taxes are not refunded to Mr. Carney after he uses good faith efforts to obtain a refund from the Internal Revenue Service (“IRS”) and relevant state tax authorities, and together with interest on the foregoing recoverable proceeds at the rate of 10% per annum from the date of written demand by the Company upon or after any such restatement until all outstanding sums are fully paid to the Company. A “restatement” for this purpose means any revised revenue figures in a periodic report filed with the SEC that correct any material inaccuracy in previously reported revenue

Definitions:	Capitalized terms used but not defined in this Notice of Stock Option Grant have the meanings given to them in the attached Stock Option Agreement.

The parties have signed this Notice of Stock Option Grant as of the grant date set forth above, and their signatures to this notice also constitute signatures to the attached Stock Option Agreement.

Micromuse Inc.		/s/ Lloyd A. Carney
Optionee Signature

By	/s/ James B. De Golia	Print Name:	Lloyd A. Carney
Print Name:	James B. De Golia	Address:
Title:	Senior Vice President & Secretary

MICROMUSE INC.

STOCK OPTION AGREEMENT

RECITALS

A. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary) pursuant to the Employment Agreement, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan and the Employment Agreement in connection with the Corporation’s grant of an option to Optionee.

B. All capitalized terms in this Agreement shall have the meanings assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option (the “Option”) to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. The Option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6, or in the circumstance specified in Section 7(a)(iii) of the Employment Agreement.

3. Limited Transferability. During Optionee’s lifetime, the Option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following Optionee’s death, except that the Option is transferable to members of Optionee’s immediate family or to trusts or partnerships formed for the benefit of Optionee or members of Optionee’s immediate family.

4. Dates of Exercise. The Option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option term under Paragraph 5.

5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and the Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause as defined in the Employment Agreement) while the Option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise the Option, but in no event shall the Option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while the Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of inheritance shall have the right to exercise the Option. Such right shall lapse, and the Option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c) Should Optionee cease Service by reason of Disability while the Option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(d) Should Optionee’s Service be terminated for Cause as defined in the Employment Agreement, while the Option is outstanding, then the Optionee shall have a period of ten (10) days (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(e) Notwithstanding the foregoing, if and to the extent Section 7(a) of the Employment Agreement shall apply by reason of a Change of Control as defined in the Employment Agreement which is a Corporate Transaction and in which the acquiring or surviving corporate elects to assume or substitute new options for the then outstanding Option, then, pursuant to the provisions of that Section 7(a), Optionee shall have a period of one (1) year (commencing with the date of cessation of Service) during which to exercise the Option after the Company terminates his Service for any reason other than Cause or Permanent Disability or Optionee resigns from his Service for Good Reason as the foregoing terms are defined in the Employment Agreement. In no event shall the Option be exercisable at any time after the Expiration Date.

(f) During the limited period of post-Service exercisability, the Option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee’s cessation of Service, vested pursuant to the Vesting Schedule specified in the Grant Notice or the special vesting acceleration provisions of the Employment Agreement referred to in Paragraph 6 below. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, the Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. To the extent Optionee is not vested in the Option Shares at the time of Optionee’s cessation of Service, the Option shall immediately terminate and cease to be outstanding with respect to those shares.

6. Accelerated Vesting. The exercisability and vesting of the Option, to the extent outstanding but not otherwise fully exercisable, shall automatically accelerate to the extent provided in, and pursuant to, Sections 6 and 7 of the Employment Agreement.

7. Adjustment in Option Shares. Nothing in this Agreement affects the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the Option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation; or

(B) in shares of Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C) to the extent the Option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (I) to a brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise, and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm, after sufficient funds have been remitted to the Corporation, in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the Option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the Option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option.

(iv) Execute and deliver to the Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

(v) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate or electronic book entry for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may the Option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflicts of law rules.

APPENDIX TO STOCK OPTION AGREEMENT:

The following definitions shall be in effect under the Agreement:

Agreement shall mean this Stock Option Agreement.

Board shall mean the Corporation’s Board of Directors.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean the Corporation’s common stock.

Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

Corporation shall mean Micromuse Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Micromuse Inc. which shall by appropriate action adopt the Plan.

Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 9 of the Agreement.

Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

Expiration Date shall mean the date on which the Option expires as specified in the Grant Notice.

Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

Grant Date shall mean the date of grant of the Option as specified in the Grant Notice.

Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Option shall have the meaning set forth in Section 1 of this Agreement.

Option Shares shall mean the number of shares of Common Stock subject to the Option.

Optionee shall mean the person to whom the Option is granted as specified in the Grant Notice.

Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Permanent Disability shall mean the definition of Permanent Disability contained in the Employment Agreement.

Plan shall mean the Corporation’s 1997 Stock Option/Stock Issuance Plan.

Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.